Press Release


Newcastle Announces Third Quarter 2006 Results

    Third Quarter Highlights

     - FFO of $0.68 per diluted common share, an 8% increase from the third quarter 2005

     - Net income of $0.67 per diluted common share, a 6% increase from the third quarter 2005

     - Declared dividend of $0.65 per common share

     - Record third quarter investment activity - closed $1.1 billion of acquisitions and committed to purchase an additional $361.6 million of assets that will close subsequent to quarter end

    Subsequent Events to Third Quarter

     - Issued 1.7 million common shares for net proceeds of $49.5 million

     - Priced our ninth collateralized debt obligation to finance $950 million of assets

NEW YORK, Nov. 7 /PRNewswire-FirstCall/ -- Newcastle Investment Corp. (NYSE:
NCT) reported that for the quarter ended September 30, 2006, Funds from Operations ("FFO") were $29.9 million, or $0.68 per diluted common share, compared to $0.63 per diluted common share for the quarter ended September 30, 2005. The Company generated an FFO return on average invested equity of 15.3% for the third quarter 2006.

For the three months ended September 30, 2006, income available for common stockholders was $29.7 million, or $0.67 per diluted common share, compared to $0.63 per diluted common share for the third quarter 2005. For the quarter ended September 30, 2006, we declared a dividend of $0.65 per share of common stock. We also declared a dividend of $0.609 per share and $0.503 per share on our 9.75% Series B and 8.05% Series C Cumulative Redeemable Preferred Stock, respectively.

Our GAAP common equity book value per share was $19.42 per share at September 30, 2006, up from $19.04 at June 30, 2006. GAAP common equity book value was $854.7 million at September 30, 2006 compared with $837.8 million at June 30, 2006.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

Kenneth Riis, Newcastle's President, commented, "We are pleased with our third quarter results and expect to achieve our targeted dividend growth for 2006. Our four year public company track record demonstrates the stability of our business model. We have consistently generated mid-teens returns on equity and grown earnings through the accretive deployment of new capital."

    Selected Financial Data (Unaudited)

    Operating Data:           Three Months Ended          Three Months Ended
                              September 30, 2006          September 30, 2005
                          ($ in 000s) ($ per share) ($ in 000s) ($ per share) Funds from
      operations            $ 29,920      $ 0.68       $ 27,795      $ 0.63
     Income available for
      common stockholders   $ 29,699      $ 0.67       $ 27,677      $ 0.63

    Balance Sheet Data ($ in 000s):
                                         As of                As of
                                   September 30, 2006   December 31, 2005

    Total assets                      $ 8,126,081          $ 6,209,699
    Total liabilities                   7,168,915            5,291,696
    Common stockholders' equity           854,666              815,503
    Preferred stock                       102,500              102,500
    Total equity                          957,166              918,003

The following tables compare certain supplemental data relating to our investment portfolio at September 30, 2006 versus June 30, 2006:

    Supplemental Data:

                         Total Portfolio(1)      Core Investment Portfolio(2)
                     September 30,    June 30,   September 30,       June 30,
                         2006          2006         2006               2006
    Total portfolio
    (face amount) $ 8,087,848   $ 7,299,582     $ 6,494,616(3)  $ 5,865,445(3)
    Percentage of
     total portfolio      100%          100%             80%             80%
    Weighted average
     asset yield         7.24%         7.18%           7.59%           7.52%
    Weighted average
     liability cost      5.83%         5.74%           5.97%           5.88%
    Weighted average
     net spread          1.41%         1.44%           1.62%           1.64%

    Notes:
    (1) Statistics exclude ICH and operating real estate.
    (2) Excludes non-core investments: ICH, agency RMBS and operating real estate of $1,294.0 million at September 30, 2006 and $1,135.0 million at June 30, 2006.
    (3) Face amount excludes $299.2 million of subprime loans subject to future repurchase.

    Third Quarter Investment Activity

We purchased or have committed to purchase $1.5 billion of assets; acquisitions of $1.1 billion of assets closed in the third quarter while the remaining $361.6 million has either closed or is expected to close in the fourth quarter.


Of the third quarter closings, $50.1 million was financed off balance sheet through a total rate of return swap. We recorded a deposit of $8.2 million towards the total rate of return swap.

    The following table details our funded acquisitions in the quarter:

    Real Estate Securities    Face Amount  Number   Credit    WA Credit
     and Loans                ($ in mm)                        Spread(1)

    Mezzanine Loans             $137.8        3     66% LTV       251
    Bank Loans                   128.1        3           B       280
    Real Estate Related Asset
     Backed Securities (ABS)     117.0       18        BBB-       396
    Real Estate Loans             74.8        2     71% LTV       714
    REIT Debt                     34.0        3         BB+       162
    Commercial Mortgage Backed
     Securities (CMBS)            10.0        1        BBB-       174
    Total Real Estate Securities
     and Loans                  $501.7       30                   354
    Residential Mortgage Loans
     Manufactured Home Loans    $434.7   13,285         705       319
    Agency RMBS
     Agency RMBS                $201.7        5         AAA        70
    TOTAL                    $ 1,138.1

    (1) Average spread based on applicable benchmark (US Treasury for fixed and LIBOR for floating).

Kenneth Riis noted, "Credit spreads on CMBS continued to tighten to historic lows, resulting in minimal CMBS investment activity in the quarter. Our most recent activity has been focused on commercial real estate mezzanine loan and bank loan investments, as well as opportunistic acquisitions in the residential credit market. The purchase of the $435 million manufactured home loan portfolio demonstrates our broad investment capabilities. We continue to maintain flexibility in our asset allocations and are focused on deploying capital in assets offering attractive risk adjusted returns."


Mr. Riis added, "I am excited about the growth of our business and our ability to source new investments. In the first nine months of 2006, we already acquired more assets than any prior year and I anticipate an active fourth quarter on the investment side."


Capital Markets Activity


Since the second quarter, we entered into $1.2 billion of term financing and raised $49.5 million of equity capital.

    Third quarter activities include:

    -- In August 2006, we financed the acquisition of a $434.7 million portfolio of manufactured housing loans with $391.3 million of 5 year term debt that adjusts monthly at an interest rate equal to one-month LIBOR + 125 basis points. Net of the financing, we have $37.1 million of invested equity with an expected ROE of 17.5%.

    Subsequent to quarter end activities:

    -- In October, we issued 1.7 million common shares, for net proceeds of approximately $49.5 million. The proceeds were used to pay down amounts drawn on our credit facility to fund new acquisitions. Currently, we have approximately $93.0 million drawn on our credit facility.
    -- In November, we priced our ninth collateralized bond obligation. We expect to issue $807.5 million of investment grade debt to term finance a $950.0 million portfolio consisting of approximately 38% mezzanine loans, 18% bank loans, 16% CMBS, 10% ABS, 8% B-Notes and 10% in other assets. The CBO has an expected maturity date of November 2016 and a weighted average life of approximately 7 years. Approximately 69%, or $560.5 million, of the issued debt is rated AAA. With the financing, we expect to invest approximately $126 million in the portfolio with an expected return on equity of approximately 20%. Upon closing, this financing will replace $665 million of recourse debt reflected on our third quarter balance sheet.

Ms. Debra Hess, our Chief Financial Officer commented, "Our business model and match funding discipline have delivered stable returns to our shareholders and have insulated our earnings from changes in interest rates. At September 30, 2006, an immediate 100 basis point increase or decrease in short term interest rates would have affected our earnings by $0.01 per share."


Investment Portfolio


At September 30, 2006, our $7.6 billion investment portfolio represented 94% of our total portfolio and consisted of $5.6 billion of real estate securities and related loans, $0.9 billion of residential mortgage loans and $1.1 billion of agency RMBS.


    Real Estate Securities
     and Related Loans       Face Amount  % of Total     Number    WA Life
                              ($ in mm)    Portfolio

     CMBS                     $2,120.3          26%        256      5.81
     REIT Debt                   979.6          12%        100      6.33
     ABS                         906.0          11%        157      3.45
     Mezzanine Loans             729.7          10%         15      2.73
     Bank Loans                  396.6           5%          6      2.85
     B-Notes                     341.4           4%         34      6.19
     Real Estate Loans           101.7           1%          3      1.51
     ABS Residual                 50.1           1%          1      2.88
      Total Real Estate
       Securities and Loans   $5,625.4          70%        572      4.83
    Residential Mortgage Loans
     Manufactured Home Loans    $674.0           8%     19,148      6.05
     Residential Mortgage Loans  195.2           2%        566      2.79
     Total Residential
      Mortgage Loans            $869.2          10%     19,714      5.32

    Agency RMBS
     Agency RMBS             $ 1,091.0          14%         32      4.33
    TOTAL                    $ 7,585.6          94%

Of the $7.6 billion investment portfolio, 75% were rated by third parties or implied AAA (agency RMBS) with an average rating of BBB+. 14% of the portfolio including mezzanine loans, B-notes and real estate loans were non- rated but had an average loan to value of 71.0%. 11% were residential mortgage loans to high quality borrowers with an average FICO score of 706.


Our average investment size in the real estate securities and related loans portfolio was $9.8 million, with our largest single investment being $123.1 million, at quarter end.


Our real estate securities and related loans portfolio had a weighted average credit spread of 255 basis points as of quarter end versus 261 basis points at June 30, 2006.


The credit profile of our real estate securities portfolio continued to improve during the third quarter. This can be demonstrated by the ratio of upgrades to downgrades in the quarter, where 29 securities ($155.3 million face amount) experienced credit rating upgrades, versus one security ($3.0 million face amount) which experienced a credit rating downgrade.


Conference Call


Newcastle's management will conduct a live conference call today, November 7, 2006 at 1:00 P.M. eastern time to review the financial results for the quarter ended September 30, 2006. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (800) 811-8824 (from within the U.S.) or (913) 981-4903 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "Newcastle Third Quarter Earnings Call."


A simultaneous webcast of the conference call will be available to the public on a listen-only basis at http://www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. An online replay of the webcast will be available until December 31, 2006.


A telephonic replay of the conference call will also be available until 11:59 P.M. eastern time on Tuesday, November 14, 2006 by dialing (888) 203- 1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.);
please reference access code "4136816."


About Newcastle


Newcastle Investment Corp. owns and manages an $8.1 billion highly diversified real estate debt securities and loan portfolio that is primarily financed with low-cost match funded debt. Newcastle targets real estate debt securities and other real estate related assets with moderate credit risk. Our business strategy is to "lock in" and optimize the difference between the yield on our assets and the cost of our liabilities. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by Fortress Investment Group LLC, a global alternative investment and asset management firm with over $24 billion in equity capital currently under management. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit http://www.newcastleinv.com.


Safe Harbor


Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the stability of our business model and achievement of certain goals. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; the relative spreads between the yield on the assets we invest in and the cost of financing. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.



                          Newcastle Investment Corp.
                       Consolidated Statements of Income
                   (dollars in thousands, except share data)
                                  (Unaudited)

                                  Three Months Ended        Nine Months Ended
                                     September 30,            September 30,
                                   2006        2005         2006         2005
    Revenues
     Interest income           $140,330     $88,021     $378,446     $254,035
     Rental and escalation
      income                        834       1,871        3,616        4,850
     Gain on sale of investments,
      net                         2,642       6,750       10,064       12,099
     Other income                   288       3,208        4,545        4,594
                                144,094      99,850      396,671      275,578

    Expenses
     Interest expense           100,239      58,681      265,113      163,238
     Property operating expense   1,041         594        2,808        1,827
     Loan and security servicing
      expense                     1,553       1,483        4,961        4,646
     Provision for credit losses  2,682       4,091        5,868        5,990
     Provision for losses,
      loans held for sale             -           -        4,127            -
     General and administrative
      expense                     1,187       1,034        3,979        3,251
     Management fee to affiliate  3,475       3,316       10,420        9,895
     Incentive compensation
      to affiliate                3,094       2,416        8,780        5,271
     Depreciation and
      amortization                  290         182          767          453
                                113,561      71,797      306,823      194,571

     Income before equity in
      earnings of unconsolidated
      subsidiaries               30,533      28,053       89,848       81,007
     Equity in earnings of
      unconsolidated subsidiaries 1,506       1,104        3,916        4,628
     Income taxes on related
      taxable subsidiaries            -         (43)           -         (321)
     Income from continuing
      operations                 32,039      29,114       93,764       85,314
     Income from discontinued
      operations                    (12)         86          212        2,051

    Net Income                   32,027      29,200       93,976       87,365
    Preferred dividends          (2,328)     (1,523)      (6,985)      (4,570)
    Income Available for
     Common Stockholders        $29,699     $27,677      $86,991      $82,795

    Net Income Per Share of
     Common Stock
      Basic                       $0.68       $0.63        $1.98        $1.90
      Diluted                     $0.67       $0.63        $1.97        $1.88
    Income from continuing
     operations per share
     of common stock, after
     preferred dividends
      Basic                       $0.68       $0.63        $1.97        $1.85
      Diluted                     $0.67       $0.63        $1.97        $1.84
    Income from discontinued
     operations per share
     of common stock
      Basic                       $0.00       $0.00        $0.01        $0.05
      Diluted                     $0.00       $0.00           $-        $0.04
    Weighted Average Number
     of Shares of Common
     Stock Outstanding
      Basic                  43,999,817  43,789,819   43,978,625    43,595,411
      Diluted                44,136,956  44,121,263   44,091,003    43,961,044

    Dividends Declared per
     Share of Common Stock      $0.650       $0.625       $1.925        $1.875



                          Newcastle Investment Corp.
                          Consolidated Balance Sheets
                   (dollars in thousands, except share data)

                                                     As of          As of
                                                  September 30,   December 31,
                                                      2006           2005
                                                  (Unaudited)
    Assets
     Real estate securities, available for sale    $5,369,641     $4,554,519
     Real estate related loans, net                 1,238,418        615,551
     Residential mortgage loans, net                  863,788        600,682
     Subprime mortgage loans subject to future
      repurchase                                      287,546              -
     Investments in unconsolidated subsidiaries        28,549         29,953
     Operating real estate, net                        30,271         16,673
     Cash and cash equivalents                         16,317         21,275
     Restricted cash                                  183,334        268,910
     Derivative assets                                 64,218         63,834
     Receivables and other assets                      43,999         38,302
                                                   $8,126,081     $6,209,699

    Liabilities and Stockholders' Equity

    Liabilities
     CBO bonds payable                             $3,505,906     $3,530,384
     Other bonds payable                              704,785        353,330
     Notes payable                                    153,957        260,441
     Repurchase agreements                          2,197,780      1,048,203
     Financing of subprime mortgage loans subject
      to future repurchase                            287,546              -
     Credit facility                                  125,000         20,000
     Junior subordinated notes payable (security
      for trust preferred)                            100,100              -
     Derivative liabilities                            26,576         18,392
     Dividends payable                                 30,152         29,052
     Due to affiliates                                  9,938          8,783
     Accrued expenses and other liabilities            27,175         23,111
                                                    7,168,915      5,291,696

    Stockholders' Equity
     Preferred stock, $0.01 per value,
      100,000,000 shares authorized, 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock and 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share,
      issued and outstanding                          102,500        102,500
     Common stock, $0.01 per value, 500,000,000
      shares authorized, 43,999,817 and
      43,913,409 shares issues and outstanding
      at September 30, 2006 and December 31, 2005,
      respectively                                        440            439
     Additional paid-in capital                       784,234        782,735
     Dividends in excess of earnings                  (10,923)       (13,235)
     Accumulated other comprehensive income            80,915         45,564
                                                      957,166        918,003

                                                   $8,126,081     $6,209,699



                          Newcastle Investment Corp.
                   Reconciliation of GAAP Net Income to FFO
                            (dollars in thousands)
                                  (Unaudited)

                                     Three Months Ended    Three Months Ended
                                     September 30, 2006    September 30, 2005

    Net income available for common
     stockholders                          $ 29,699              $ 27,677
    Operating real estate depreciation          221                   118
    Funds from operations ("FFO")           $29,920              $ 27,795

We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.


                          Newcastle Investment Corp.
         Reconciliation of GAAP Book Equity to Invested Common Equity
                            (dollars in thousands)
                                  (Unaudited)

                                                  September 30, 2006

    Book equity                                         $957,166
     Preferred stock                                    (102,500)
     Accumulated depreciation on operating real estate     4,108
     Accumulated other comprehensive income              (80,915)
    Invested common equity                              $777,859

SOURCE Newcastle Investment Corp.
CONTACT: Lilly H. Donohue, Director of Investor Relations of Newcastle
  Investment Corp., +1-212-798-6118